EXHIBIT 5.1
July 21, 2005
Medicis Pharmaceutical Corporation
8125 North Hayden Road
Scottsdale, Arizona 85258-2463

Re: Medicis Pharmaceutical Corporation, Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the issuance by the Company of up to 1,200,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.014 per share (“Common Stock”) issuable pursuant to the grant or exercise of awards under the Medicis Pharmaceutical Corporation 2004 Stock Incentive Plan (the “Plan”).
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement relating to the Shares has become effective under the Act, and when the Shares have been issued, sold and delivered in compliance with the Plan and applicable federal and state securities laws and in the manner described in the Registration Statement, the Shares will be duly authorized and validly issued and are fully paid and non-assessable.
     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the Laws of the State of Delaware.

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

Medicis Pharmaceutical Corporation
July 21, 2005

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP